Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-112767


                           Prospectus Supplement No. 1
            Dated March 10, 2004 (to Prospectus dated March 8, 2004)


                           INTEGRAL TECHNOLOGIES, INC.

     This Prospectus Supplement is part of the Prospectus dated March 8, 2004 related to an offering of up to 11,556,938 shares of our common stock by the persons identified as "selling securityholders" in the Prospectus.

     We have prepared this Prospectus Supplement to update and correct certain information included in our Prospectus. This Prospectus Supplement should be read in conjunction with the Prospectus, which is to be delivered with this Prospectus Supplement.

     The information in the Prospectus under the heading "Selling Securityholders" is superceded and replaced in its entirety by the following information:

                             SELLING SECURITYHOLDERS

The following table provides certain information with respect to the selling shareholders' beneficial ownership of our common stock as of January 31, 2004, and as adjusted to give effect to the sale of all of the shares offered hereby. To the best of our knowledge, none of the selling shareholders currently is an affiliate of ours, and none of them has had a material relationship with us during the past three years. None of the selling shareholders are or were affiliated with registered broker-dealers. See "Plan of Distribution." The selling shareholders possess sole voting and investment power with respect to the securities shown.

                                                                  SHARES
                                                   MAXIMUM      BENEFICIALLY
                                     SHARES         SHARES      OWNED AFTER
                                  BENEFICIALLY    OFFERED IN    OFFERING(n2)
NAME OF SELLING                    OWNED PRIOR     OFFERING   ----------------
SECURITYHOLDER                   TO OFFERING(n1)    NUMBER    NUMBER  PERCENT
-------------------------------  ---------------  ----------  ------  --------
Swartz Private Equity, LLC               259,134     259,134       0         0

Aisensat, David                          150,000     150,000       0         0

Berry, Danny T.                          370,001     370,001       0         0

Blumberg Pension &
 Profit Sharing Plan                   1,300,001   1,300,001       0         0

Brambila, G. Robert                      681,000     681,000       0         0

Erickson, Douglas                        250,001     250,001       0         0

Erickson, Michael                        280,001     280,001       0         0

Jay, Roger                                50,002      50,002       0         0

Lee, Wayne                                25,001      25,001       0         0


                                        1

                                                                  SHARES
                                                   MAXIMUM      BENEFICIALLY
                                     SHARES         SHARES      OWNED AFTER
                                  BENEFICIALLY    OFFERED IN    OFFERING(n2)
NAME OF SELLING                    OWNED PRIOR     OFFERING   ----------------
SECURITYHOLDER                   TO OFFERING(n1)    NUMBER    NUMBER  PERCENT
-------------------------------  ---------------  ----------  ------  --------

McArthur, Scott                           30,000      30,000       0         0

Ming Capital Enterprises                  81,000      81,000       0         0

Norris, Kent                             150,000     150,000       0         0

Vandy, Pamela                            954,000     954,000       0         0

British Columbia Investment
 Management Corporation                  299,000     299,000       0         0

The Dow Chemical
Employees' Retirement Plan               590,200     590,200       0         0

The Retirement Program Plan
 for Employees of Union                  491,400     491,400       0         0
 Carbide Corporation

Government of Singapore
 Investment Corporation Pte Ltd        2,284,100   2,284,100       0         0

Howard Hughes Medical Institute          598,000     598,000       0         0

New York State Nurses
 Association Pension Plan                357,500     357,500       0         0

Ohio Carpenters' Pension Fund            195,000     195,000       0         0

Laborers' District Council
 and Contractors' of Ohio
 Pension Fund                            162,500     162,500       0         0

The Robert Wood Johnson
 Foundation                              659,100     659,100       0         0

WTC-CIF Emerging
 Companies Portfolio                     819,000     819,000       0         0

WTC-CTF Emerging
 Companies Portfolio                     968,500     968,500       0         0

     (n1) Represents common stock held by the selling securityholders or issuable upon exercise of outstanding warrants held by such selling securityholders.

     (n2) Assumes that all shares being registered for resale will be resold by the selling shareholders and none will be held by the selling shareholders for their own accounts.

     We are registering the shares for resale by the selling securityholders in accordance with registration rights granted to the selling securityholders. We will pay the registration and filing fees, printing expenses, listing fees, blue sky fees, if any, and fees and disbursements of our counsel in connection with this offering, but the selling securityholders will pay any underwriting discounts, selling commissions and similar expenses relating to the sale of the shares, as well as the fees and expenses of their counsel. In addition, we have agreed to indemnify the selling securityholders and certain affiliated parties, against certain liabilities, including liabilities under the Securities Act, in connection with the offering. Certain selling securityholders have agreed to indemnify Integral against certain losses. Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors or officers, or persons controlling the Company, the company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     In November 2002, we completed a private placement with eight investors and sold 1,684,000 shares of its common stock at $.50 per share and warrants to purchase 842,000 shares of its common stock within two years at an exercise price of $.75 per share. Aggregate proceeds from the sale of the common stock was $842,000. In connection with the offering, we agreed to register the shares of common stock (including the shares underlying the warrants) for resale by the investors.

     In September 2003, we completed a private placement with ten investors and sold 898,336 shares of its common stock at $.75 per share and warrants to purchase 449,168 shares of its common stock within two years at an exercise price of $1.00 per share. Aggregate proceeds from the sale of the common stock was $673,752. In connection with the offering, we agreed to use its best efforts to register the shares of common stock (including the shares underlying the warrants) for resale by the investors.

     In January 2004, we completed a private placement and raised $5,711,000 in gross proceeds. The transaction was completed pursuant to a Securities Purchase Agreement dated December 26, 2003, between the Company and Wellington Management Company, LLP, for a private offering of 57,110 units ("Units") of equity securities, each Unit consisting of 100 shares of common stock (the "Common Stock"), and one warrant (the "Warrant") convertible into 30 shares of Common Stock, at a purchase price of $100.00 per Unit. Wellington Management Company, LLP acted as an investment advisor on behalf of eleven institutional investors. By mutual agreement with the Investors, closing occurred on January 14, 2004. Each Warrant may be exercised in whole or in part at any time, and from time to time, during the period commencing on April 30, 2004 and expiring on December 31, 2009, and entitles the holder to receive shares of common stock for no additional consideration. Pursuant to the Securities Purchase Agreement, we agreed to register the shares of common stock (including the share of common stock underlying the Warrants), for resale by the investors. Wells Fargo Securities, LLC, served as placement agent for the Company and was paid a fee of six percent of the gross proceeds raised from the offering.

         The date of this Prospectus Supplement No. 1 is March 10, 2004.